PROXY



                   PENTECH INTERNATIONAL, INC.
                                                       [LOGO]
                        195 Carter Drive
                   Edison, New Jersey  08817


     This Proxy is Solicited on Behalf of the Board of Directors.


     The undersigned, revoking all previous proxies, hereby appoints John W. Linster, David Melnick and Richard S. Kalin, and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Pentech International, Inc. (the "Company") which the undersigned would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on May 12, 1998 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, New Jersey 07080, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting.

     The undersigned acknowledges receipt of the Notice of Annual
Meeting, Proxy Statement and the Company's 1997 Annual Report.

1.   ELECTION OF DIRECTORS
     FOR all nominees listed       Withhold Authority to vote
     below (except as marked       for all nominees listed
     to the contrary below)        below

     (Instruction: To withhold authority to vote for an individual nominee strike a line through such nominee's name from the list below.)

     ROY L. BOE, RICHARD S. KALIN, JOHN F. KUYPERS, JOHN W.
     LINSTER, DAVID MELNICK, NORMAN MELNICK AND ROBERT K.
     SEMEL.

2.   IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY
     PROPERLY COME BEFORE THE MEETING.


     FOR                           AGAINST


     PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR Proposals 1 and 2.


Date:                      , 1998




(Signature)



(Signature, if held jointly)


Where stock is registered in the names
of two or more persons ALL should sign.
Signature(s) should correspond exactly
with the name(s) as shown above. Please sign, date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.




     Requests for copies of proxy materials, the Company's Annual Report for its fiscal year ended September 30, 1997 or the Company's Annual Report for its fiscal year ended September 30, 1997 on Form 10-K should be addressed to Shareholder Relations, Pentech International, Inc., 195 Carter Drive, Edison, New Jersey 08817. This material will be furnished without charge to any shareholder requesting it.

                   PENTECH INTERNATIONAL, INC.
                    (a Delaware corporation)              [LOGO]


                        NOTICE OF ANNUAL
                  MEETING OF SHAREHOLDERS TO BE
               HELD AT 10:00 A.M. ON MAY 12, 1998


To the Shareholders of
PENTECH INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of PENTECH INTERNATIONAL, INC. (the "Company") will be held on May 12, 1998 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, New Jersey 07080 to consider and vote on the following matters described under the corresponding numbers in the attached Proxy Statement:

     1.   The election of seven directors; and

     2. Such other matters as may properly come before the Meeting.

     The Board of Directors has fixed March 26, 1998 at the close of business, as the record date for the determination of shareholders entitled to vote at the Meeting, and only holders of shares of Common Stock of the Company of record at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of shareholders entitled to vote at the Meeting shall be available for examination by any shareholder, for any purpose germane to the Meeting, during ordinary business hours from April 12, 1998 until the Meeting at the offices of the Company. This list will also be available at the Meeting.

     Whether or not you expect to be present at the Meeting, please fill in, date, sign and return the enclosed Proxy, which is solicited by management. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                              By Order of the Board of Directors


                              Richard S. Kalin, Secretary

Date:  April 3, 1998

                   PENTECH INTERNATIONAL, INC.
                        195 Carter Drive
Edison, New Jersey  08817

                                                         [Logo]



                         PROXY STATEMENT



                  ANNUAL MEETING OF SHAREHOLDERS
            TO BE HELD AT 10:00 A.M. ON MAY 12, 1998

     The enclosed proxy is solicited by the management of PENTECH INTERNATIONAL, INC. (the "Company") in connection with the Annual Meeting of Shareholders (the "Meeting") to be held on May 12, 1998 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, New Jersey 07080 and any adjournment thereof. The Board of Directors has set March 26, 1998 at the close of business as the record date for the determination of shareholders entitled to vote at the Meeting. A shareholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1) The election of the seven persons listed herein as directors of the Company; and

     (2) Such other matters as may properly come before the Meeting.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's Annual Report to Shareholders for its fiscal year ended September 30, 1997 (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     Only shareholders of record of the Company's 12,506,258 shares of Common Stock (the "Common Stock") outstanding at the close of business on March 26, 1998 will be entitled to vote. Each share of Common Stock is entitled to one vote. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The proxy statement, the attached notice of meeting, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about April 3, 1998. The mailing address of the Company's principal executive offices is 195 Carter Drive, Edison, New Jersey 08817.


                    1. ELECTION OF DIRECTORS

     Seven directors are to be elected by a majority of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Shareholders and until his respective successor is elected and qualified. There will be one vacancy. The persons named in the accompanying proxy have advised management that it is their intention to vote for the election of the following nominees as directors unless authority is withheld:

               o    Roy L. Boe
               o    Richard S. Kalin
               o    John F. Kuypers
               o    John W. Linster
               o    David Melnick
               o    Norman Melnick
               o    Robert K. Semel

     Management has no reason to believe that any nominee will be unable to serve. In the event that any nominee becomes unavailable, the proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

Information Regarding Officers, Directors and Nominees for Election

     The following is certain information regarding nominees, current directors and executive officers of the Company:

                         Position with        Year became
Name                Age  the Company        Officer or Director

Norman Melnick      66    Chairman                 1984

John W. Linster     53    President, Chief         1996
                          Executive Officer
                          and Director

                          Position with        Year became
Name                Age   the Company       Officer or Director

David Melnick       39    Chief Operating         1984
                          Officer and
                          Director

John F. Kuypers     39    Executive Vice          1991
                          President-Marketing
                          and Director

Richard S. Kalin    43    Secretary and           1984
                          Director

Roy L. Boe          67    Director                1994

Robert K. Semel     60    Director                1997

William Visone      34    Vice President,         1992
                          Finance and
                          Administration, Chief
                          Financial Officer

     Norman Melnick. Mr. Norman Melnick, a founder of the Company, has been Chairman of the Company since its inception in April 1984. He was Chief Executive Officer ("CEO") until November 1995. Mr.
Norman Melnick is Mr. David Melnick's father.

     John W. Linster. Mr. John Linster was elected President and CEO of the Company in November 1995 and to the Board of Directors of the Company in April 1996. Prior to that, from July 1973 to March 1995, he was employed at Avery Dennison Corp. in various positions including Vice President, General Manager - Mass Market. During his career at Avery Dennison, he founded the Mass Market business and built it into a profitable $110 million business.

     David Melnick. Mr. David Melnick, a founder of the Company, has been a Director of the Company since its inception in April
1984.  He was President until November 1995, when he was elected
Chief Operating Officer.

     John F. Kuypers. Mr. Kuypers has been employed by the Company since September 1991 as Executive Vice President - Marketing.

     Richard S. Kalin. Mr. Kalin has been Secretary and Director of the Company since its inception in April 1984. He is Chairman, Secretary and Director of Micronetics Wireless, Inc., a manufacturer of wireless network components. He has been engaged in the private practice of law since November 1983 and currently is general counsel to the Company.


     Roy L. Boe. Mr. Boe has been President of the Worcester Icecats, Inc. since its inception in 1994. The Worcester Icecats are an American Hockey League ice hockey team located in Worcester, MA. He has also been President of the North American Sports Group (the "Group") since its inception in December 1987. The Group advises universities and city governments on matters relating to the acquisition, promotion and development of athletic facilities, teams and franchises within the United States. He is also a director of Micronetics Wireless, Inc.

     Robert K. Semel. Mr. Semel, since January 1995, has been President and Chief Operating Officer of Uniflex, Inc., a designer, manufacturer and marketer of a broad line of customized plastic packaging. In addition, Mr. Semel has been a Director of Uniflex, Inc. since December 1990 and Secretary since April 1993. Mr. Semel's prior position with Uniflex, Inc. includes Executive Vice President from December 1990 to January 1995.

     William Visone. Mr. Visone has been employed by the Company since January 1992 initially as Controller and presently as Chief
Financial Officer. In April 1992, Mr. Visone was elected Treasurer and in December 1997, Mr. Visone was elected Vice President,
Finance and Administration.

     During the fiscal year ended September 30, 1997 ("Fiscal 1997"), the Board of Directors met on eleven occasions. (Mr. Della Femina did not attend any of the meetings.) The Company has an Audit Committee (the "Audit Committee") consisting of Messrs. Norman Melnick, Kalin and Semel which is authorized to review the financial statements of the Company. The Company also has a Stock Option-Compensation Committee (the "Compensation Committee") consisting of Messrs. Boe, Kalin and Semel, which determines compensation for senior management and awards stock options. The Audit Committee and the Compensation Committee each met once during Fiscal 1997.

    Executive Compensation

     The following table sets forth for Fiscal 1997 and its fiscal years ended September 30, 1996 and 1995, information relating to compensation received by the Company's CEO and by each of the Company's executive officers whose Fiscal 1997 compensation was more than $100,000 per year:

SUMMARY COMPENSATION TABLE

                                                     Long-Term
                         Annual Compensation        Compensation
Name and
Principal               Fiscal                         Option
Position                Year            Salary($)      Grants


Norman Melnick,         1997             200,000       60,000(4)
 Chairman               1996             225,000         -
                        1995             247,500         -


John W. Linster,        1997             258,500       150,000(2)
 President and          1996(1)          207,000         -
 CEO


David Melnick,          1997             157,500       30,000(4)
 Chief Operating        1996             157,500         -
 Officer                1995             157,500         -


John F. Kuypers,        1997             255,000       144,000(4)
 Executive Vice         1996             250,000         -
 President-Marketing    1995             250,000         -


William Visone,         1997             112,000       40,000(3)
 Treasurer and Chief    1996             102,000         -
 Financial Officer      1995



(1)  Hired in November 1995.

(2) Exchanged options for 200,000 shares for options for 120,000 shares at a reduced option exercise price and a new three year vesting period. In addition, there was a new grant for 30,000 options.

(3) Exchanged options for 50,000 shares for options for 30,000 shares at a reduced option exercise price and a new three year vesting period. In addition there was a new grant for 10,000 options.

(4) Exchanged options for 60% of previous options at a reduced option exercise price and a new three year vesting period.

     The aggregate amount of other compensation for each of Messrs. Norman Melnick, Linster, David Melnick, Kuypers and Visone did not, in any case, exceed the lesser of $50,000 or ten percent of the total compensation.

     Mr. Linster's employment agreement with the Company commenced in November 1995 and terminates in November 2003. His agreement provides for current annual compensation of $270,000. It also provides for a Company-supplied automobile, a life insurance policy in the amount of $500,000, and an option to purchase an aggregate of 200,000 (reduced to 120,000 as a result of the Option Exchange (defined below)) shares of Common Stock of the Company, exercisable 40,000 shares per year commencing November 17, 1997. Mr. Kuypers' employment agreement with the Company commenced in September 1991 and terminates in September 1999. His agreement provides for current annual compensation at a present rate of $262,500. Both agreements contain a one year restrictive covenant relating to competition upon termination of employment and provides for the payment of benefits similar to those paid executives of similarly-situated companies.

     Profit Sharing Plan

     During the fiscal year ended September 30, 1987, the Company established a non-contributory profit sharing plan and trust (the "Profit Sharing Plan") which covers all eligible employees, including officers of the Company, who are at least twenty and one-half years of age and have completed one year of service with the Company. In April 1993 the Profit Sharing Plan was converted into a contributory plan (hereinafter the "401(k) Plan") which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All money in the Profit Sharing Plan was rolled over into the 401(k) Plan. Each participant's interest for contributions made by the Company vests at the rate of 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service, and 100% after six years of service. The retirement age under the Plan is 65 or after the sixth year of credited service, whichever is later on. The Company contributed $36,273 to the 401(k) Plan in Fiscal 1997. The 401(k) Plan also includes certain death benefits and disability benefits. Messrs. N. Melnick, D. Melnick, Kuypers, and Visone are fully vested under the 401(k) Plan, whereas Mr. Linster has two years of service and is 40% vested.



     Stock Option Plans

     The Company currently has three active stock option plans.
The 1989 Stock Option Plan was adopted by the Board of Directors on January 5, 1989 and was approved by the shareholders of the Company on April 6, 1989 (the "1989 Plan"). The 1993 Stock Option Plan was adopted by the Board of Directors on January 5, 1993 and was approved by the shareholders of the Company on April 12, 1993 (the "1993 Plan"). The 1995 Stock Option Plan was adopted by the Board of Directors on March 15, 1995 and approved by the shareholders of the Company on May 9, 1995 (the "1995 Plan") (the 1989 Plan, the 1993 Plan and the 1995 Plan are collectively referred to as the "Plans"). Stock options granted under the Plans are intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code ("Incentive Options"). The Plans also allow the granting of non-qualified stock options ("Non-Qualified Options") (Incentive Options and Non-Qualified Options are collectively referred to as "Options"). The 1989 Plan additionally allows the granting of limited stock appreciation rights. Under the 1989 Plan, Incentive Options may be granted to the Company's officers and employees. Under the 1993 Plan and the 1995 Plan, Incentive Options may be granted to the Company's employees, consultants, advisors to the Board of Directors and qualified directors.

     The Plans are administered by the Compensation Committee, which has the authority to determine the person to whom Options may be granted, the number of shares of Common Stock to be covered by each Option, the time or times at which the Options may be granted or exercised and for the most part, the terms and provisions of the Options. The exercise price of Options granted under the Plans may not be less than the fair market value of the shares of Common Stock on the date of grant (110% of the fair market value if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1989 Plan may not be exercised more than ten years from the date of grant (five years if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1993 Plan may not be exercised more than five years from the date of grant. The 1989 Plan terminates on January 5, 1999. The 1993 Plan terminates on January 4, 2003. The 1995 Plan terminates on January 4, 2005.

     On November 17, 1996, the Board of Directors adopted an Option Exchange Program pursuant to which certain employees and consultants were given the one-time option to amend their options so that, as amended, the revised options would have a new three year vesting period, commencing one third November 17, 1997, and additional one thirds each of the next two yearly anniversaries thereof, for 60% of the previous number of shares covered by the options, exercisable at $.75 per share, the market price on the date the Option Exchange Program was approved. Messrs. Norman Melnick, Linster, David Melnick, Kuypers, Kalin, Visone and Boe each were given the right and did participate in the Option Exchange Program.

     The following is cumulative information relating to outstanding options owned by the Company's executive officers.

          Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                            Unexercised
                  Number of Unexercised     In-the-Money Options/
                    Options at FY-End(#)    SARs at FY-End($)
                      Exercisable/          Exercisable/
 Name                 Unexercisable(1)      Unexercisable(1)

Norman Melnick        100,000/60,000              0/124,500
John W. Linster             0/150,000             0/315,000
David Melnick          50,000/30,000              0/62,250
Richard S. Kalin       35,000/15,000         16,850/31,875
John F. Kuypers             0/144,000             0/306,000
William Visone              0/40,000              0/85,000
Roy L. Boe                  0/16,000              0/29,600



(1)  Represents options after effectiveness of Option Exchange
     Program at fair market value of Common Stock at January 5, 1997 of $2.875 as reported by NASDAQ, less the exercise price.


Additional Information with Respect to Compensation

     The compensation for each executive officer is determined by the Compensation Committee. Members of the Compensation Committee deliberated in determining compensation and unanimously agreed on the compensation to be awarded each executive officer.

     In reaching its determination, the Committee considers the recommendations of the President and such factors such as performance of the individual and performance of the Company, as a whole, as well as comparable compensation paid to executives at other similarly situated companies. The Committee also considers stock price, cash flow, revenues, net income and other factors in arriving at its compensation determinations. The Committee believes that compensation should be structured so as to provide incentives to the Company's officers to enhance the long-term profitability of the Company. It is the Committee's view that increases in revenues, net income, cash flow and market share improve shareholder market value. As a result, in making its compensation determinations, the Committee attempts to align the financial interests of the Company's officers with those of its shareholders. Based on these factors, during Fiscal 1997, executive officers received increases of less than an average of four percent. In addition, the Company established a Management By Objective ("MBO") program during Fiscal 1997 for these executives to determine if any of them become eligible for bonuses during Fiscal 1997. Since the Company failed to achieve its basic threshold financial performance goals, no executive was awarded any bonus for achieving their MBOs during Fiscal 1997.

     Options to purchase Common Stock are also a key element in the Company's compensation program. Since options granted under the Plans generally provide for at least a one-year waiting period before options may be exercised and an exercise price of the Company's Common Stock at fair market value as of the date of grant, officers benefit from options only when the share price increases. As a result, options help to motivate executives by providing incentives tied to shareholder goals. New options to purchase an aggregate of 50,000 shares of Common Stock were granted to three executive officers during Fiscal 1997. Furthermore, in November 1996, many employees were given the opportunity to participate in the Option Exchange Program.

Performance Graph

Description:   The performance graph was prepared by the Center
               for Research in Security Prices. This line graph illustrates a comparison of five year-cumulative total returns for Pentech International, Inc., NASDAQ Stock Market (U.S. Companies) and NASDAQ
               Stocks (SIC 5000-5099 U.S. and Foreign) wholesale trade-durable goods from September 30, 1992 to September 30, 1997.

Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth the number of shares of Common Stock beneficially owned, directly or indirectly, as of the date hereof, by each of the directors of the Company, by all persons known by the Company to be beneficial owners of more than five (5%) percent of the outstanding shares of Common Stock, and by all officers and directors as a group:

Name and Address              Shares (1)               Percent

Norman Melnick                1,449,928(2)(3)          11.5%
195 Carter Drive
Edison, New Jersey  08817

John W. Linster                 190,000(3)              1.5%
195 Carter Drive
Edison, New Jersey  08817

David Melnick                 1,920,098(3)(5)          15.3%
195 Carter Drive
Edison, New Jersey  08817

Richard S. Kalin                713,389(3)(6)           5.7%
757 Third Avenue
New York, NY  10017

John F. Kuypers                 148,000(3)              1.2%
5555 Odana Road
Madison, WI  53719

William Visone                   62,500(3)              (4)
195 Carter Drive
Edison, NJ  08817

Roy L. Boe                       19,500(7)              (4)
410 North Cedar Road
Fairfield, CT  06430

David L. Babson & Co., Inc.   1,012,000(8)              8.1%
One Memorial Drive
Cambridge, MA 02142-1300

All officers and              4,558,415(2)(3)(5)       35.5%
directors as a group              (6)(7)
(seven persons)




(1) All shares of Common Stock are owned directly, unless otherwise noted.

(2) Includes 519,550 shares owned by his wife, Libby Melnick, as to which he disclaims beneficial ownership.
(3)  Includes 120,000, 60,000, 40,000, 40,000, 48,000, 12,500,
     12,000 and 327,000 shares for Messrs. N. Melnick, D. Melnick, Kalin, Linster, Kuypers, Visone, Boe and all officers and directors as a group, respectively, that are issuable upon exercise of options. Does not include 40,000, 20,000, 10,000, 110,000, 116,000, 35,000, 4,000 and 237,000 shares issuable upon exercise of options for Messrs. N. Melnick, D. Melnick, Kalin, Linster, Kuypers, Visone, Boe and for all officers and directors as a group, which are not exercisable within 60 days.

(4)  Less than one percent.

(5) Includes 869,228 shares owned by his wife, Dana Melnick, and 92,550 shares owned by his minor children, as to which he disclaims beneficial ownership.

(6) Includes 345,064 shares owned by his wife, Noelle Makenzie, and 46,000 shares owned by his minor child, as to which he disclaims beneficial ownership. Includes 100,000 shares held in his retirement account.

(7) Does not include options to purchase 12,500 shares which are not exercisable within 60 days.

(8) Based on information furnished to the Company on Form 13G, dated January 15, 1998. Babson David L. Babson & Company Inc. is an Investment Advisor registered under Section 203 of the Investment Advisors Act.

     The Company is unaware of any arrangement, the operation of which, at a subsequent date, may result in a change in control of the Company.


Compliance with Section 16(a) of the Exchange Act

     The Company believes that during the preceding fiscal year its executive officers and directors complied with all Section 16 filing requirements.

Certain Transactions

     In December 1996 and January 1997, due to unforeseen, potentially devastating events that occurred during Fiscal 1996, the Company conducted a private offering of its securities (the "Private Offering"). The terms of the Private Offering were determined by a Special Committee of the Board of Directors comprised of Messrs. Boe and Della Femina, outside directors of the Company (the "Special Committee"). The Special Committee engaged the law firm of Aron, Twomey, Hoppe & Gallanty, New York, New York, to advise it on the appropriateness of the Private Offering. In reaching the conclusion that the terms of the Private Offering were fundamentally fair to the Company, the Special Committee considered
(i) the current market price for the Common Stock in the NASDAQ market, (ii) the current liquidity crisis brought on by the adverse multi-million dollar patent infringement judgment against the Company (the "Paradise Judgment"), (iii) the work-out status of the Company's loans with its former principal lenders (the "Former Banks"),(iv) the recent net losses of the Company, (v) the funding requirements required by the settlement of the Paradise Judgment (the "Paradise Settlement"), (vi) the difficulty and delays that would be encountered in attempting to proceed with a publicly-registered offering of securities of the Company, (vii) the general status of the Company at the time of the Private Offering and
(viii) the urgent need for additional equity in order to fund the Paradise Settlement, satisfy the Former Banks, obtain new bank financing and to otherwise attempt to stabilize the Company's operations.

     The terms of the Private Offering provided for the sale of 20 units of 100,000 shares of Common Stock for $50,000 per unit. Messrs. Linster, N. Melnick, D. Melnick, Kuypers, Kalin, Visone and all officers and directors as a group invested $75,000, $150,000, $75,000, $50,000, $150,000, $25,000 and $525,000 in the Private
Offering. The net proceeds of the Private Offering were used $500,000 to fund the initial payment of the Paradise Settlement (which was required to be funded by new equity and paid by December 31, 1996) and the balance ($475,000) was used to repay debt and, under the terms of the Company's restructured loan agreements with the Former Banks, enabled the Company to use $475,000 for capital expenditures.

     In the second quarter of Fiscal 1997, following approval by the shareholders of the Company at its last Annual Meeting of Shareholders, the Board of Directors voted to dispose of its cosmetics product line and to focus its efforts primarily on its stationery product line. The main reason for this decision was to better utilize the Company's cash flow towards its stationery line of business.

     In November 1997, the Company reached an agreement to sell the fixed assets and inventory of its cosmetics product line to an outside company known as Fun Cosmetics, Inc. ("Fun") (significantly owned by a former employee and, to a significantly lesser extent, owned by Mr. Norman Melnick) for its net book value. As of December 31, 1997, the Company completed this sale and received $250,000, a note in the principal amount of approximately $508,000 bearing interest at 9% per annum, and 200,000 shares of Common Stock of Fun. Mr. Norman Melnick is a director of Fun and a part-time consultant to Fun. He was granted an option to purchase 60,000 shares of Common Stock of Fun at $.50 per share and acquired 300,000 shares of Common Stock of Fun for $300. He also lent Fun $5,000.
     During Fiscal 1997, the Company paid legal fees to, and reimbursed disbursements of, Kalin & Banner, a law firm of which Mr. Kalin, a Secretary and Director of the Company, is a partner, in the aggregate amount of approximately $263,000. Directors not otherwise employed or engaged by the Company receive a one-time option grant of 10,000 shares of Common Stock, an annual stipend of $5,000, and $750 per meeting they attend in person. During Fiscal 1997, Mr. Boe received 7,500 shares of Common Stock for services rendered to the Company.

     In March 1990, the Company verbally agreed with Mrs. Libby Melnick, the wife of Norman Melnick, Chairman and a Director of the Company, to loan Mrs. Melnick money to purchase a life insurance policy (the "Policy"). The Company is a named insured on the Policy to the extent of premiums paid on the Policy. The proceeds of the Policy to be paid to the Company will be used to repay the loan. Through September 30, 1997, the Company has lent Mrs. Melnick an aggregate of $141,000 toward payment of the premiums on the Policy. The loan bears interest at the rate of eight percent (8%) per annum. The loan was approved by the Board of Directors of the Company.


                        2.  OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.


Selection of Auditors

     The Board of Directors has selected Ernst & Young, L.L.P. ("E&Y") as its independent certified public accountants to audit the financial statements of the Company for its current fiscal year ending September 30, 1998. Mr. Bernard Leone, a member of E&Y, is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer questions any shareholder may have with respect to the financial statements of the Company for Fiscal 1997.


Shareholder's Proposals

     Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 195 Carter Drive, Edison, New Jersey 08817 on or before November 10, 1998. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified, mail-return receipt requested.


                              By Order of the Board of Directors,



                              Richard S. Kalin, Secretary

Dated:  April 3, 1998








































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